Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2019 SECOND QUARTER RESULTS

MILWAUKEE, January 23, 2019/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its second fiscal quarter ended December 30, 2018.

•	Second fiscal quarter net sales were $505 million, an increase of $59 million, or 13.2%, from $446 million in the prior year.

•	Continued favorable momentum in sales of engines and products designed for commercial markets led to growth of 18% on a trailing twelve month basis.

•
Quarterly GAAP gross profit margin of 18.3% and adjusted gross profit margin of 18.6% decreased from a GAAP gross profit margin of 20.8% and adjusted gross profit margin of 21.1% last year primarily due to sales mix and lower production volumes.

•
Second quarter GAAP net loss of $2.6 million, or $0.07 per share, included business optimization charges, premiums on the repurchase of senior notes, integration charges, and tax adjustments associated with the Tax Cut & Jobs Act (TCJA). Excluding these items, adjusted net income was $8.4 million, or $0.20 per diluted share, compared to $10.7 million, or $0.25 per diluted share, in the prior year.

•	The company repurchased $6.3 million of common stock under the company’s share repurchase program during the second fiscal quarter of fiscal 2019.

•
The company is revising its fiscal 2019 earnings outlook to $1.10 to $1.30 per diluted share, before business optimization costs and other charges, from previous guidance of $1.40 to $1.60 per diluted share. The revision reflects the weather-related market softness in Europe and Australia and the impact of the Sears bankruptcy.

“Robust sales in the second quarter, across both residential and commercial lines, enabled us to recapture much of the sales shortfall from earlier in the year and demonstrated the continued favorable momentum of our strategy to grow commercial sales,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “We achieved higher sales despite significant headwinds from difficult weather-related market conditions in Europe and Australia and lower sales of aftermarket service parts from lower throughput at our distribution center hub.” Teske added, “During the second quarter, we made significant progress on our business optimization program, including improvements to return our parts business back to its historical high service levels. We are also pleased by the engine placement achieved for the upcoming lawn and garden season, and are encouraged by the enthusiasm surrounding new brand launches. Equally encouraging, activity remains high in commercial lines. With a broader range of innovative products and stronger distribution, we are serving more commercial applications than ever before. Business activity across all commercial lines - turf and landscape, engines, and job site - remains high, as professionals increasingly turn to Briggs for power to make them more productive on the job.”

Teske continued, “The market headwinds caused by the drought conditions in Australia and Europe as well as the Sears bankruptcy have resulted in a decrease to our fiscal 2019 outlook, but we expect much of these headwinds to ease by next season. Despite these near-term issues, the continued strong growth in commercial and high placement in residential demonstrate that our strategy has us on the right path to deliver long-term growth in sales and profitability as well as greater business diversification. By the end of fiscal 2019, we expect to have our business optimization initiative largely completed, which positions us well to support our strong commercial sales momentum and deliver meaningful profitability improvement.”

Fiscal 2019 Outlook:

•
Net sales are now expected to be in a range of $1.90 billion to $1.96 billion (previously $1.95 billion to $2.01 billion), a $50 million reduction. The decrease contemplates a $30 million impact from the Sears bankruptcy and $40 million in lower sales in Australia and Europe due to unfavorable weather, partially offset by incremental generator sales of $20 million related to Hurricanes Florence and Michael, which occurred in the first half of fiscal 2019.

•
Net income is now expected to be in a range of $47 million to $55 million (previously $60 million to $68 million), or $1.10 to $1.30 per diluted share (previously $1.40 to $1.60 per diluted share). The reduction is due to the company’s expectation of lower sales and manufacturing volumes, partially offset by spending reductions. The outlook is prior to the impact of costs related to the company’s business optimization program and other charges incurred to date or the benefit of share repurchases.

•
Operating margin is expected to be 4.5% to 4.8% (previously 5.3% to 5.5%), before the impact of charges from the business optimization program, bad debt charge, the litigation settlement charge or acquisition costs.

•	The company continues to anticipate capital expenditures of approximately $65 million.

•
The company’s business optimization program is now expected to generate pre-tax savings of $35 million to $40 million (previously $30 million to $35 million) by fiscal 2021. Total pre-tax charges to achieve the savings are now expected in the range of $60 million to $70 million (previously $50 million to $55 million), including fiscal 2019 program costs of $42 million to $46 million (previously $27 million to $32 million). The increase largely relates to higher than anticipated costs related to the ERP upgrade.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the second quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 6374426. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or change in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December		Six Months Ended December
	FY2019	FY2018	FY2019	FY2018
NET SALES	$505,462	$446,436	$784,459	$775,531
COST OF GOODS SOLD	413,005	353,570	648,248	616,400
Gross Profit	92,457	92,866	136,211	159,131

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	87,139	77,590	187,998	164,062
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	3,017	2,113	5,990	5,726
Income (Loss) from Operations	8,335	17,389	(45,797)	795

INTEREST EXPENSE	(7,482)	(5,593)	(12,643)	(10,550)
OTHER INCOME (Expense)	(946)	384	(603)	860
Income (Loss) before Income Taxes	(93)	12,180	(59,043)	(8,895)

PROVISION (CREDIT) FOR INCOME TAXES	2,511	28,524	(15,452)	22,488
Net Loss	$(2,604)	$(16,344)	$(43,591)	$(31,383)

EARNINGS (LOSS) PER SHARE
Basic	$(0.07)	$(0.39)	$(1.05)	$(0.75)
Diluted	$(0.07)	$(0.39)	$(1.05)	$(0.75)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,689	42,154	41,773	42,130
Diluted	41,689	42,154	41,773	42,130

Supplemental International Sales Information
(In Thousands)

	Three Months Ended December		Six Months Ended December
	FY2019	FY2018	FY2019	FY2018
International sales based on product shipment destination	$148,125	$157,248	$236,651	$271,885

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of December
(In Thousands)

CURRENT ASSETS:	FY2019	FY2018
Cash and Cash Equivalents	$33,954	$66,366
Accounts Receivable, Net	242,232	201,253
Inventories	567,256	501,531
Prepaid Expenses and Other Current Assets	38,481	37,901
Total Current Assets	881,923	807,051

OTHER ASSETS:
Goodwill	169,401	164,312
Investments	47,078	47,626
Other Intangible Assets, Net	98,619	98,895
Deferred Income Tax Asset	30,442	43,882
Other Long-Term Assets, Net	19,852	19,870
Total Other Assets	365,392	374,585

PLANT AND EQUIPMENT:
At Cost	1,193,090	1,140,232
Less - Accumulated Depreciation	779,935	754,654
Plant and Equipment, Net	413,155	385,578
	$1,660,470	$1,567,214

CURRENT LIABILITIES:
Accounts Payable	$226,536	$208,307
Short-Term Debt	314,073	128,647
Accrued Liabilities	132,179	142,785
Total Current Liabilities	672,788	479,739

OTHER LIABILITIES:
Accrued Pension Cost	182,925	232,769
Accrued Employee Benefits	20,174	21,664
Accrued Postretirement Health Care Obligation	26,763	31,361
Other Long-Term Liabilities	56,388	51,464
Long-Term Debt	196,013	222,008
Total Other Liabilities	482,263	559,266

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,310	73,635
Retained Earnings	1,016,205	1,063,501
Accumulated Other Comprehensive Loss	(254,768)	(290,254)
Treasury Stock, at Cost	(333,907)	(319,252)
Total Shareholders' Investment	505,419	528,209
	$1,660,470	$1,567,214

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended December
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2019	FY2018
Net Loss	$(43,591)	$(31,383)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
Depreciation and Amortization	32,263	28,524
Stock Compensation Expense	3,177	3,869
Loss on Disposition of Plant and Equipment	66	1,553
Provision for Deferred Income Taxes	(19,550)	18,427
Equity in Earnings of Unconsolidated Affiliates	(7,854)	(6,948)
Dividends Received from Unconsolidated Affiliates	10,510	9,810
Changes in Operating Assets and Liabilities:
Accounts Receivable	(59,838)	29,900
Inventories	(157,401)	(126,075)
Other Current Assets	1,947	(3,402)
Accounts Payable, Accrued Liabilities and Income Taxes	22,382	16,808
Other, Net	1,862	(5,944)
Net Cash Used in Operating Activities	(216,027)	(64,861)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(34,234)	(45,597)
Proceeds Received on Disposition of Plant and Equipment	12	686
Cash Paid for Acquisitions, Net of Cash Acquired	(8,865)	(1,800)
Net Cash Used in Investing Activities	(43,087)	(46,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	266,038	128,648
Long Term Note Payable	—	7,685
Debt Issuance Costs	—	(1,154)
Treasury Stock Purchases	(11,429)	(3,128)
Repayment of Long Term Debt	(4,875)	—
Stock Option Exercise Proceeds and Tax Benefits	1,823	2,939
Payments Related to Shares Withheld for Taxes for Stock Compensation	(257)	(1,147)
Cash Dividends Paid	(5,948)	(5,998)
Net Cash Provided by Financing Activities	245,352	127,845

EFFECT OF EXCHANGE RATE CHANGES	(336)	1,090
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(14,098)	17,363
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	49,218	61,707
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$35,120	$79,070

(1) Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $4.3 million and $0 of restricted cash as of July 1, 2018 and July 2, 2017, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $1.2 million and $12.7 million of restricted cash as of December 30, 2018 and December 31, 2017, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$272,018	$243,505	$391,108	$406,252

Gross Profit as Reported	$55,614	$55,429	$71,551	$86,648
Business Optimization	665	703	1,088	1,128
Adjusted Gross Profit	$56,279	$56,132	$72,639	$87,776

Gross Profit % as Reported	20.4%	22.8%	18.3%	21.3%
Adjusted Gross Profit %	20.7%	23.1%	18.6%	21.6%

Segment Income (Loss) as Reported	$4,658	$8,722	$(39,593)	$(10,894)
Business Optimization	7,508	2,016	21,871	4,347
Adjusted Segment Income (Loss)	$12,166	$10,738	$(17,722)	$(6,547)

Segment Income (Loss) % as Reported	1.7%	3.6%	(10.1)%	(2.7)%
Adjusted Segment Income (Loss) %	4.5%	4.4%	(4.5)%	(1.6)%

Second Quarter Highlights

•
Engine sales unit volumes increased by 17%, or approximately 274,000 engines, in the second quarter of fiscal 2019 compared to the same period last year. The increase was primarily due to timing of residential shipments in North America, continued growth in commercial sales and higher pricing. The increase was partially offset by declines in Europe and Australia due to higher channel inventories following prolonged dry weather conditions, as well as declines in service parts sales primarily from lower service distribution throughput.

•
Gross profit percentage decreased due to approximately 7% lower manufacturing volume, inefficiencies driven by lower service distribution throughput, and unfavorable sales mix, which includes lower service parts sales. Higher material costs and tariffs were largely offset by pricing increases.

•
GAAP ESG&A expenses increased by $4.9 million from last year due to higher investment in the upgrade to the company’s ERP system. Adjusted ESG&A expenses decreased $0.9 million from last year due to lower employee compensation costs.

Products Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2019	FY2018	FY2019	FY2018
Net Sales	$254,627	$222,080	$427,670	$408,676

Gross Profit as Reported	$37,577	$37,090	$65,213	$72,797
Business Optimization	834	754	3,713	1,522
Adjusted Gross Profit	$38,411	$37,844	$68,926	$74,319

Gross Profit % as Reported	14.8%	16.7%	15.2%	17.8%
Adjusted Gross Profit %	15.1%	17.0%	16.1%	18.2%

Segment Income (Loss) as Reported	$4,411	$8,320	$(5,651)	$12,003
Business Optimization	3,235	1,044	8,802	3,950
Litigation Settlement	—	—	2,000	—
Retailer Bankruptcy Bad Debt Expense	—	—	4,132	—
Acquisition Related Charges	170	—	235	—
Adjusted Segment Income	$7,816	$9,364	$9,518	$15,953

Segment Income (Loss) % as Reported	1.7%	3.7%	(1.3)%	2.9%
Adjusted Segment Income %	3.1%	4.2%	2.2%	3.9%

Second Quarter Highlights

•
Net sales increased by $32.5 million, or 14.7%, from the same period last year. The increase was primarily due to higher sales of pressure washers, commercial mowers and job site equipment and higher pricing. The increase was partially offset by lower mower sales in Australia due to unfavorable weather conditions and lower sales of storm generators.

•
Gross profit percentage and adjusted gross profit percentage decreased by 190 basis points, primarily due to unfavorable sales mix and manufacturing inefficiencies. Higher pricing offset increases in material costs and tariff costs.

•
GAAP ESG&A expenses increased by $4.6 million and adjusted ESG&A expenses increased by $2.4 million compared to last year due to higher compensation costs, higher commissions expense on increased sales volume and higher costs associated with investments to upgrade the company’s ERP system and growing commercial offerings.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$55,614	$665	$56,279	$55,429	$703	$56,132
Products	37,577	834	38,411	37,090	754	37,844
Inter-Segment Eliminations	(734)	—	(734)	347	—	347
Total	$92,457	$1,499	$93,956	$92,866	$1,457	$94,323
Engineering, Selling, General and Administrative Expenses
Engines	$52,769	$5,915	$46,854	$47,866	$90	$47,776
Products	34,370	2,571	31,799	29,724	290	29,434
Total	$87,139	$8,486	$78,653	$77,590	$380	$77,210

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,814	$927	$2,741	$1,159	$1,223	$2,382
Products	1,203	—	1,203	954	—	954
Total	$3,017	$927	$3,944	$2,113	$1,223	$3,336

Segment Income
Engines	$4,658	$7,508	$12,166	$8,722	$2,016	$10,738
Products	4,411	3,405	7,816	8,320	1,044	9,364
Inter-Segment Eliminations	(734)	—	(734)	347	—	347
Total	$8,335	$10,913	$19,248	$17,389	$3,060	$20,449

Interest Expense	$(7,482)	$248	$(7,234)	$(5,593)	$—	$(5,593)

Income (Loss) before Income Taxes	(93)	11,161	11,068	12,180	3,060	15,240
Provision for Income Taxes	2,511	143	2,654	28,524	(24,010)	4,514
Net Income (Loss)	$(2,604)	$11,018	$8,414	$(16,344)	$27,070	$10,726

Earnings (Loss) Per Share
Basic	$(0.07)	$0.27	$0.20	$(0.39)	$0.64	$0.25
Diluted	(0.07)	0.27	0.20	(0.39)	0.64	0.25

(1) For the second quarter of fiscal 2019, business optimization expenses include $0.7 million ($0.6 million after tax) of non-cash charges related to accelerated depreciation, and $10.0 million ($9.0 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. Interest expense includes $0.2 million ($0.2 million after tax) for premiums paid to repurchase senior notes. The Company recognized $0.2 million ($0.1 million after tax) related to acquisition integration activities. Tax expense includes a $1.1 million charge associated with the Tax Cuts and Jobs Act of 2017 to record the impact of the inclusion of foreign earnings.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Six Month Periods Ended December
(In Thousands, except per share data)

	Six Months Ended December
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$71,551	$1,088	$72,639	$86,648	$1,128	$87,776
Products	65,213	3,713	68,926	72,797	1,522	74,319
Inter-Segment Eliminations	(553)	—	(553)	(314)	—	(314)
Total	$136,211	$4,801	$141,012	$159,131	$2,650	$161,781
Engineering, Selling, General and Administrative Expenses
Engines	$114,697	$18,919	$95,778	$100,983	$1,996	$98,987
Products	73,302	11,456	61,846	63,079	2,428	60,651
Total	$187,999	$30,375	$157,624	$164,062	$4,424	$159,638

Equity in Earnings of Unconsolidated Affiliates
Engines	$3,553	$1,864	$5,417	$3,441	$1,223	$4,664
Products	2,437	—	2,437	2,285	—	2,285
Total	$5,990	$1,864	$7,854	$5,726	$1,223	$6,949

Segment Income (Loss)
Engines	$(39,593)	$21,871	$(17,722)	$(10,894)	$4,347	$(6,547)
Products	(5,651)	15,169	9,518	12,003	3,950	15,953
Inter-Segment Eliminations	(553)	—	(553)	(314)	—	(314)
Total	$(45,797)	$37,040	$(8,757)	$795	$8,297	$9,092

Interest Expense	$(12,643)	$248	$(12,395)	$(10,550)	$—	$(10,550)

Income (Loss) before Income Taxes	(59,043)	37,288	(21,755)	(8,895)	8,297	(598)
Provision (Benefit) for Income Taxes	(15,452)	6,308	(9,144)	22,488	(22,501)	(13)
Net Income (Loss)	$(43,591)	$30,980	$(12,611)	$(31,383)	$30,798	$(585)

Earnings (Loss) Per Share
Basic	$(1.05)	$0.74	$(0.31)	$(0.75)	$0.73	$(0.02)
Diluted	(1.05)	0.74	(0.31)	(0.75)	0.73	(0.02)
(1) For the first six months of fiscal 2019, business optimization expenses include $1.4 million ($1.2 million after tax) of non-cash charges related to accelerated depreciation, and $28.6 million ($23.7 million after tax) of cash charges related primarily to activities associated with the upgrade to the Company's ERP system, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized bad debt expense of $4.1 million ($3.1 million after tax) after a major retailer announced that it had filed for bankruptcy protection. The Company recognized $2.0 million ($1.5 million after tax) for amounts accrued related to a litigation settlement and $0.2 million ($0.1 million after tax) related to acquisition integration activities. Interest expense includes $0.2 million ($0.2 million after tax) for premiums paid to repurchase senior notes. Tax expense includes a $1.1 million charge associated with the Tax Cuts and Jobs Act of 2017 to record the impact of the inclusion of foreign earnings.